EXHIBIT 1

JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED: May 16, 2006

/s/ Paul Packer
Paul Packer,
individually and as managing member of:
(a) Globis Capital Advisors, L.L.C.,
for itself and as the general partner of
Globis Capital Partners, L.P.;
(b) Globis Capital Management, L.L.C.,
for itself and as the general partner of
Globis Capital Management, L.P., the Investment Manager of Globis Overseas Fund, Ltd., and
(c) Globis Asia, L.L.C.